LIST OF SUBSIDIARIES
                    OF CANTERBURY CORPORATE SERVICES, INC.

Canterbury Career Schools, Inc. (inactive)
Canterbury Career School of Sacramento, Inc. (inactive)
Canterbury Career School of Pittsburgh, Inc. (inactive)
Canterbury Management Group, Inc.
Scholastic Partners, Inc. (inactive)
Educational Advisors, Inc. (inactive)
Star Label Products, Inc. (shell)
Clark Training Corp. (inactive)
MSI/Canterbury Corp. (formerly known as J.C. Kenny, Inc. d/b/a Motivational
   Systems, Inc.)
Empire Career Center, Inc. (inactive)
Canterbury Career School of Lauderdale (inactive)
CALC/Canterbury Corp.
Prosoft/Canterbury Corp.
Nevada Training Corp.
Vocational Education Corp. d/b/a American Trucking Academy